PLEASANT VILLAGE LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                         AND SUPPLEMENTARY INFORMATION

                          Year Ended December 31, 2008




                                             PAILET, MEUNIER and LeBLANC, L.L.P.
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                                    CONTENTS

                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITOR'S REPORT                                                   3

FINANCIAL STATEMENTS:

        Balance Sheets                                                       4-5

        Statements of Income                                                   6

        Statements of Changes in Partners' Equity                              7

        Statements of Cash Flows                                             8-9

        Notes to Financial Statements                                      10-15

INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTARY INFORMATION                     17

        Balance Sheet Data                                                 18-19

        Statement of Income Data                                           20-23

        Statement of Changes in Partners' Equity Data                         24

        Statement of Cash Flows Data                                       25-26

        Supplementary Data Required by HUD                                 27-28

INDEPENDENT AUDITOR'S REPORT ON THE INTERNAL CONTROL                       29-30

INDEPENDENT AUDITOR'S REPORT ON COMPLIANCE WITH SPECIFIC
  REQUIREMENTS APPLICABLE TO MAJOR HUD PROGRAMS                               31

INDEPENDENT AUDITOR'S REPORT ON COMPLIANCE WITH SPECIFIC
  REQUIREMENTS APPLICABLE TO FAIR HOUSING AND NON-DISCRIMINATION              32

CERTIFICATION OF PARTNERS                                                     33

MANAGEMENT AGENT'S CERTIFICATION                                              34

AUDITOR INFORMATION                                                           35

                      PAILET, MEUNIER and LeBLANC, L.L.P.
                          Certified Public Accountants
                             Management Consultants


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To the Partners
Pleasant Village Limited Partnership
Portland, Oregon


We have audited the accompanying balance sheets of Pleasant Village Limited Partnership, HUD Section 8 Contract Nos. TX16L000047 and TX16M000310, as of December 31, 2008, and the related statements of income, changes in partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pleasant Village Limited Partnership, HUD Section 8 Contract Nos. TX16L000047 and TX16M000310, as of December 31, 2008 and the results of its operations, changes in partners' equity, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards and the Consolidated Audit Guide for Audits of HUD Programs issued by the U.S. Department of Housing and Urban Development, we have also issued a report dated May 7, 2009, on our consideration of Pleasant Village Limited Partnership's internal control, and reports dated May 7, 2009, on its compliance with specific requirements applicable to major HUD programs and specific requirements applicable to Fair Housing and Non-Discrimination. Those reports are an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.


                                         /S/ PAILET, MEUNIER and LeBLANC, L.L.P.
                                         ---------------------------------------


Metairie, Louisiana
May 7, 2009


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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                               DECEMBER 31, 2008


                                                                           2008
                                     ASSETS

Rental property and equipment, at cost:

    Buildings, furnishings and equipment                            $8,363,894
    Accumulated depreciation                                          (902,326)
                                                                    ----------
                                                                     7,461,568
    Land                                                             1,270,970
                                                                    ----------
                                                                     8,732,538
                                                                    ----------
Restricted deposits:
    Replacement reserve                                                 11,745
    Other Reserves                                                     123,464
    Tenant Deposits Held in Trust                                       20,521
                                                                    ----------
                                                                       155,730
                                                                    ----------
Other assets:
    Cash                                                                53,050
    Accounts receivable                                                  5,302
    Prepaid expenses                                                    21,199
    Intangible assets, net of accumulated amortization of $35,114      357,409
                                                                    ----------
                                                                       436,960
                                                                    ----------

            TOTAL ASSETS                                            $9,325,228
                                                                    ==========




                See accountant's report and accompanying notes.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                               DECEMBER 31, 2008



                                                                         2008
                             LIABILITIES AND EQUITY

Liabilities:
   Mortgage note payable                                            $ 5,941,724
   Notes payable affiliates                                           1,559,353
   Accounts payable                                                     392,403
   Accrued interest payable                                             325,837
   Rent received in advance                                              13,770
   Tenant security deposits held in trust                                19,719
                                                                    -----------
   Developer fee payable                                              1,365,426
                                                                    -----------

        Total Liabilities                                             9,618,232
                                                                    -----------

   Partners' Equity                                                    (293,004)
                                                                    -----------
        TOTAL LIABILITIES AND EQUITY                                $ 9,325,228
                                                                    ===========



                See accountant's report and accompanying notes.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2008

                                                                            2008

REVENUES
   Rental Income                                                    $ 1,333,425
   Other Income                                                          31,565
                                                                    -----------
        Total Revenues                                                1,364,990
                                                                    -----------

EXPENSES
   Administrative                                                       567,818
   Utilities                                                            385,295
   Operating and Maintenance                                            216,904
   Taxes and Insurance                                                  168,337
   Interest                                                             419,825
   Other Financial                                                       59,425
   Depreciation                                                         525,741
   Amortization                                                          27,339
                                                                    -----------
                                                                      2,370,684
                                                                    -----------

Operating income (loss) before partnership revenue (expense)         (1,005,694)
                                                                    -----------

Partnership revenue                                                          25
Legal expense                                                              (170)
Interest on note payable                                                (87,383)
Other expenses                                                           (7,500)
                                                                    -----------
                                                                        (95,028)
                                                                    -----------

Net Income (Loss)                                                   $(1,100,722)
                                                                    ===========



                See accountant's report and accompanying notes.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 2008



                                                      GENERAL         LIMITED
                                       TOTAL          PARTNER         PARTNERS
                                    -----------     -----------     -----------
Balance - January 1, 2008           $   212,267     $  (880,572)    $ 1,092,839

Contributions                           595,451         168,011         427,440

Net Income (Loss)                    (1,100,722)           (110)     (1,100,612)
                                    -----------     -----------     -----------

Balance - December 31, 2008         $  (293,004)    $  (712,671)    $   419,667
                                    ===========     ===========     ===========



                See accountant's report and accompanying notes.

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2008

                                                                       2008
Cash flow from operating activities:
Net Income (Loss)                                                   $(1,100,722)
                                                                    -----------
   Adjustments to reconcile net income (loss) to net cash
        provided (used) by operating activities:
     Depreciation and amortization                                      553,080
     Changes in certain assets and liabilities:
        Accounts Receivable                                              52,611
        Prepaid Expenses                                                (10,864)
        Cash restricted for tenant security deposits                      3,478
        Accounts Payable                                                306,605
        Accrued Interest Payable                                        142,532
        Rent received in advance                                         (2,546)
        Entity/construction liability accounts                            7,500
        Tenant Security Deposits                                         (1,944)
                                                                    -----------

     Net Cash provided (used) by operating activities                   (50,270)
                                                                    -----------

Cash flow from investing activities:
  Purchase of fixed assets                                             (132,962)
   Deposits to reserve                                                 (131,281)
                                                                    -----------

     Net Cash provided (used) by Investing activities                  (264,243)
                                                                    -----------

Cash flow from Financing Activities:
   Proceeds from Note Payable                                           (58,276)
   Receivable from GP                                                   174,585
   Contributions Received                                               595,451
   Payment of construction payable                                     (447,706)
                                                                    -----------

     Net Cash provided (used) by financing activities                   264,054
                                                                    -----------

Net increase (decrease) in cash and equivalents                         (50,459)

Cash and equivalents, beginning of year                                 103,509
                                                                    -----------

Cash and equivalents, end of year                                   $    53,050
                                                                    ===========


                See accountant's report and accompanying notes.

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2008

                                                                         2008
Supplemental disclosures of cash flow data:
  Cash paid during the year for:
     Interest Expense                                                $  364,675
                                                                     ==========

Supplemental schedule of non-cash investing and financing activities:
  Reclassification of construction-in-progress
     to fixed assets                                                 $       54
                                                                     ==========







                See accountant's report and accompanying notes.

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008


NOTE 1 - NATURE OF BUSINESS

Pleasant Village Limited Partnership (the Partnership) is an Oregon limited partnership which was formed in 2004 to own and operate a 200-unit apartment project (the Project) in Dallas, Texas. The Project was rehabilitated in conformity with the provisions of Section 42 of the Internal Revenue Code, including, but not limited to, complying with tenant eligibility and rent restrictions.

The Partnership was initially formed by and among the General Partner, Walker Guardian LLC, an Oregon limited liability company, and the Limited Partner, Walker Bridge L.L.C. The Partnership shall continue until January 1, 2050 unless terminated as provided by the Agreement of Limited Partnership. During 2006 a new limited partner WNC Housing Tax Credit Fund VI Series 13, L.P was admitted and Walker Bridge L.L.C. withdrew as the limited partner.

The Partnership has assumed existing contracts with the US. Department of Housing and Urban Development ("HUD") under the Section 8 Housing Assistance Payment Program, which covers 130 of the 200 housing units in the Project. The project receives a rent subsidy provided by HUD. During the year rental revenue from HUD totaled $846,560, representing 62 percent of total revenue. The rent subsidy contracts with HUD expire April 30, 2009 and September 30, 2009.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting
--------------------
The accrual method of accounting is used for financial statement purposes.

Depreciation
------------
Depreciation is computed for financial statement purposes using the straight-line method over the estimated useful lives of the related assets.

Amortization
------------
Amortization is computed on a straight-line basis. Financing costs are amortized over 5 years. Tax credit fees are amortized over 15 years. Loan fees are amortized over the life of the related loan.

Income Taxes
------------
No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash Equivalents
----------------
For purposes of the statement of cash flows, the Partnership considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2008, there were no cash equivalents.

Estimates
---------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.

Concentration of Credit
-----------------------
The Partnership maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable
-------------------
Accounts receivable are reported at the amount management expects to collect on balances outstanding at December 31, 2008. Management closely monitors outstanding balances and writes off all balances deemed uncollectible.

Going Concern
-------------
The partnership has been evaluated as to its ability to continue to operate as a going concern. The willingness and ability of management to continue to fund operating deficits for the partnership mitigates concerns related to the lack of cash flow. As a result the partnership is expected to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

Developer fee payable
---------------------
Developer fees are payable to an affiliate of the general partner for services rendered during the rehabilitation of the project. There is no interest charged on the fee. Payments are to be made from capital contributions and net operating income, as defined in the partnership agreement. In the event that it's not paid in full, payments shall be made solely from Net Operating Income, sale or refinancing proceeds. There were no payments made during 2008. As of December 31, 2008 developer fee payable totaled $1,365,426 all of which was earned.

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008


NOTE 3 - RELATED PARTY TRANSACTIONS (CONTINUED)

Property Management Fee
-----------------------
Management of the Project has been performed by an affiliate of the general partner. During the year ended December 31, 2008, management fees charged by the related entity totaled $173,154. Payments totaling $57,899 were made during 2008.

Asset Management Fee
--------------------
The partnership agreement provides for the limited partner to be paid an annual asset management fee beginning in 2008 in the amount of $7,500 with annual increases of 3%. The fee is cumulative. As of December 31, 2008, asset management fees totaling $7,500 were earned by and payable to the related party.

Other Fees
----------
Tenant and employment background screening services of the Project has been performed by an affiliate of the general partner. During the year ended December 31, 2008, screening fees totaling $8,640 were earned by and paid to the related entity.

Land Acquisition Fee
--------------------
The partnership agreement provides for the general partner to be paid a land acquisition fee in the amount of $22,050 for services in locating, negotiating and closing on the purchase of the real property. As of December 31, 2008, land acquisition fee payable totaled $22,050.

Guardian Management Loan
------------------------
A loan payable to an affiliate of the General Partner totaled $585,530 for 2008. The amounts relate to operating costs of the Project, financing costs and capital improvements to the Project. Under the terms of the Agreement of Limited Partnership, the loan bears interest at 9.5% per annum over a 40 year period. The note is not secured by the property and payments shall be made solely from Net Operating Income, sale or refinancing proceeds. No payments were made during 2008. As of December 31, 2008, interest charged and interest payable totaled $55,422 and $129,792, respectively.

Walker Bridge Loan
------------------

Under the terms of the Agreement of Limited Partnership, amounts advanced by Walker Bridge LLC bear interest at 9.5% per annum. No payments were made during 2008. Principal due on the note totaled $613,590 for 2008. The note is not secured by the property and payments shall be made solely from Net Operating Income, sale or refinancing proceeds. As of and for the year ended December 31, 2008, interest charged and interest payable totaled $58,450 and $136,385, respectively.

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008



NOTE 3 - RELATED PARTY TRANSACTIONS (CONTINUED)

Apartment Acquisition Note
--------------------------
The partnership has a Note Payable to Apartment Acquisition LLC in the face amount of $983,400 with an initial discount of $701,338. The note is in connection with the purchase of the Project, for which Apartment Acquisitions LLC assigned the right to purchase the Project to the Partnership in exchange for a non-interest bearing note which has been discounted at 7.75%. The cumulative accretion of the discount totaled $107,104 at December 31, 2008. The accretion of the discount for 2008 is $28,932. The note is due in annual payments equal to Net Cash Flow. The note matures December 2020. The note is not secured by the property.

NOTE 4 - MORTGAGE PAYABLE

The partnership has a note payable to U.S. National Bank Association (the "Bank") in the amount of $5,941,724 for the acquisition and operations of the project. The Bank is also the trustee for the Bonds. Monthly payments of principal and interest in the amount of $36,295 are due beginning March, 2008 and the note is secured by the property. The note accrues interest at 6%. The note matures February 2023. Affiliates of the general partner have personally guaranteed the Note Payable.

The following schedule outlines principal amounts due on the note:

          Year                                 Amount
                                           ------------
          2009                             $     77,062
          2010                                   81,883
          2011                                   86,005
          2012                                   92,386
          2013                                   94,645
          2014 and thereafter                 5,509,743
                                           ------------
                                           $  5,941,724
                                           ============



NOTE 5 - ALLOWABLE DISTRIBUTIONS TO PARTNERS

Distributions payable to partners from funds provided by rental operations are permitted by the regulatory agreement, provided:
1) surplus cash, as defined by HUD, is available for such purposes;
2) the Project is in compliance with all outstanding notices of requirements for proper maintenance; and,
3) there is no default under the regulatory agreement. As of December 31, 2008, there was no surplus cash available for distribution.

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008


NOTE 6 - PARTNERS' CAPITAL

Since the formation of Partnership, total capital contributions of $110,011, $285, and $2,480,160 had been received from the General Partner, the Special Limited Partner and the Limited Partner, respectively. The Limited Partner is required to make additional capital contributions of $285,471. No additional capital contributions are required by the General Partner and the Special Limited Partner.

NOTE 7 -CONSTRUCTION COSTS PAYABLE

The Partnership has entered into a construction contract for the rehabilitation of the project that provides for total construction costs of $4,477,066, all of which has been billed as of December 31, 2008. During 2008, the construction payable was paid in full.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Deficit Guaranty
--------------------------
Under the terms of the partnership agreement, the general partner is obligated to pay all expenses of operating and maintaining the Project in excess of gross collections to the extent necessary to maintain breakeven operations, as defined in the agreement. Payments made prior to three consecutive months of breakeven operations will not be repayable, shall not change the interest of any Partner, and shall be considered a guaranteed payment. After breakeven is achieved and for the balance of the Operating Deficit Guarantee Period, the general partner will immediately provide Operating Loans to pay Operating Deficits. Beginning in the sixth year of the Operating Deficit Guarantee Period, the aggregage maximum amount of the Operating Loans the general partner will be obligated to lend will be $1,905,800, if audited financials for the preceding three calendar years show achievement of a Debt Service Coverage of 1.15. Any loans made by the general partner would be treated as non-interest bearing loans to the Partnership, to be repaid based on the distribution priority set forth in the partnership agreement.

Tax Credit Guaranty
-------------------
Affiliates of the general partner (the Guarantors) have entered into a tax credit guaranty agreement. The guarantors are obligated to insure that the property will be constructed and operated in accordance with terms and conditions set forth in the various agreements in order to be eligible for the maximum annual tax credits, as defined in the tax credit guaranty agreement.

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008


NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Incentive Management Fee
------------------------
Commencing in 2008, the Partnership shall pay to the general partner, through the compliance period, an annual Incentive Management Fee equal to 40% of Net Operating Income. The Incentive Management Fee shall be payable from Net Operating Income in the manner and priority set forth in the Partnership Agreement. If the Incentive Management Fee is not paid in any year, it shall not accrue for payment in subsequent years.

Tax Credit Compliance Fee
-------------------------
Commencing in 2006, the Partnership shall pay to the general partner, through the compliance period, an annual tax credit compliance fee equal to 40% of Net Operating Income. The tax credit compliance fee shall be payable from Net Operating Income in the manner and priority set forth in the Partnership Agreement. If the tax credit compliance fee is not paid in any year, it shall not accrue for payment in subsequent years.

Developer Fee Guaranty
----------------------
Affiliates of the general partner have entered into a guaranty agreement which guarantees the full and prompt payment of the developer fees when due.